Exhibit 4.4

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of March 3, 2021 (the “Effective Date”) by and among:

(1)                                 Atour Lifestyle Holdings Limited (formerly known as Atour Hotel Holdings Limited), an exempted company organized and existing under the Laws of the Cayman Islands (the “Company”);

(2)                                 the parties listed on Part I of SCHEDULE I attached hereto (the “Founder Holdcos” and each, a “Founder Holdco”);

(3)                                 the parties listed on Part II of SCHEDULE I attached hereto (the “Investors” and each, an “Investor”); and

(4)                                 other shareholder(s) listed on Part III of SCHEDULE I attached hereto.

RECITALS

WHEREAS:

The parties hereto desire to enter into this Agreement and the ancillary agreements (if any) for the governance, management, and operations of the Company and for the rights and obligations between and among the Company and its shareholders.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      DEFINITIONS.

1.1.                            Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Accounting Standards” means generally accepted accounting principles in a jurisdiction as determined by the Board, applied on a consistent basis.

“Affiliate” means with respect to any Person (the “Subject Person”), means (i) in the case of a Subject Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (ii) in the case of a Subject Person that is a natural person, any other Person that directly or indirectly is Controlled by the Subject Person or is a Close Relative of the Subject Person. “Affiliates” and “Affiliated” shall have correlative meanings. “Close Relative” of a natural person means the spouse of such person and any parent, child, sibling of such person or his or her spouse.

“Board” or “Board of Directors” means the board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or any public holidays, on which banks are ordinarily open for business in the Cayman Islands, Hong Kong and the PRC.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Share(s)” means class A ordinary shares in the capital of the Company with a par value of US$0.0001 per share each having such rights and subject to such restrictions as set out in Agreement and the Restated Articles (including, if applicable, the Class A Ordinary Shares that each Warrant Holders shall be entitled to purchase thereunder and assuming the exercise of the Warrants).

“Class A Shareholder(s)” means holder(s) of Class A Ordinary Share(s).

“Class B Ordinary Share(s)” means class B ordinary shares in the capital of the Company with a par value of US$0.0001 per share each having such rights and subject to such restrictions as set out in Agreement and the Restated Articles, notwithstanding anything to the contrary in this Agreement or Restated Articles, each Class B Ordinary Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company.

“Class B Shareholder(s)” means holder(s) of the Class B Ordinary Shares.

“Company Restricted Person” means, at any relevant time of determination, (i) any Person and its Affiliates taken as a whole whose business is similar to or in direct competition with the business engaged by any Group Company (i.e. the business of investment, operation and management of hotels, lodging, serviced apartment, including without limitation to operation, management and franchise of hotels or service in connection to the brand of “Atour”, “Atour Light” and other apartments), or (ii) any Affiliate of any of the Persons in (i) above. For the avoidance of doubt, the Person in direct competition with the business engaged by any Group Company shall be referred to those Person whose target market and target client are similar to those of the Group Companies.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Director” means a director serving on the Board.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP” means Company’s employee share option plans.

“First Filing” means the first submission of the draft registration statement of the Company (whether confidentially or not) to the Securities and Exchange Commission or any other Governmental Authority as approved by the Board.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self- regulatory organization.

“Group Companies” means collectively the Company, the Major Subsidiaries and any other entity whose financial statements are consolidated with those of the Company in accordance with the IFRS or US GAAP and are recorded on the books of the Company for financial reporting purposes (each a “Group Company”).

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) registered and unregistered copyrights, copyright registrations and applications, (iii) technical information, know-how, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property to the extent constitutes trade secret, and (iv) trade names, trade dress, trademarks, domain names, service logos, business names, and registrations and applications therefor.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Majority Shareholders” means the holder(s) of at least 50% of the voting power of the then outstanding Ordinary Shares (including the Class A Ordinary Shares that each Warrant Holders shall be entitled to purchase thereunder and assuming the exercise of the Warrants) (voting together as a single class and on an as converted basis).

“Onshore Shareholder Agreement” means the shareholder agreement dated September 30, 2017 by and among Shanghai Atour Business Management Group Co., Ltd. (“Shanghai Atour”) and certain other parties thereto.

“Ordinary Shares” means the ordinary shares of US$0.0001 par value per share in the capital of the Company.

“Person” any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means the generally accepted accounting principles of the PRC.

“Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares thereof) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or on Hong Kong Stock Exchange, or another internationally recognized stock exchange.

“Restated Articles” means the Seventh Amended and Restated Memorandum of Association of the Company and Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Restructuring Documents” means the restructuring documents entered or to be entered into by any Group Company in connection with a Qualified IPO, including without limitation to the restructuring framework agreement dated February 9, 2021 by and among Shanghai Atour, the Investors (or their designated parties) and certain other parties thereto (the “Framework Agreement”).

“Securities Act” means the United States Securities Act of 1933, as amended and interpreted from time to time.

“Shareholder” means a Person holding any Share(s).

“Shares” means (i) Ordinary Shares (whether now outstanding or hereafter issued in any context), and (ii) Ordinary Shares issued upon exercise or conversion, as applicable, of share options, warrants or other convertible securities of the Company.

“US GAAP” means the generally accepted accounting principles of the United States.

“Warrants” means any warrant issued or to be issued by the Company from time to time, pursuant to which the Company shall issue certain amount of Class A Ordinary Shares to the holder of such warrant upon the exercise of such warrant, subject to terms and conditions therein.

“Warrant Holder(s)” means holder(s) of Warrant.

1.2.                            Other Defined Terms. The following terms shall have the meanings defined for such terms in the sections set forth below:

“Arbitration Notice”	Section 6.8(a)
“CEO”	Section 2.1(a)
“Company”	Preamble
“Confidential Information”	Section 4.1
“Ctrip”	SCHEDULE I
“Dehui Director”	Section 2.2(a)
“Dispute”	Section 6.8(a)
“Founder Directors”	Section 2.2(a)
“Founder Holder” or “Founder Holders”	Section 3.2
“Founder Holdco” or “Founder Holdcos”	Preamble
“HKIAC”	Section 6.8(b)
“HKIAC Rules”	Section 6.8(b)
“Ikaria”	SCHEDULE I
“Investor” or “Investors”	Preamble
“Investor Director” or “Investor Directors”	Section 2.2(a)
“Joinder For Share Transfer”	Section 6.2
“Legend”	SCHEDULE I
“Legend Director”	Section 2.2(a)
“Major Subsidiary” or “Major Subsidiaries”	Preamble
“Management Holdco” or “Management Holdcos”	Preamble
“Permitted Transferee” or “Permitted Transferees”	Section 3.2
“Transfer”	Section 3.1(a)
“Xiecheng Director”	Section 2.2(a)

1.3.                            Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis and including any Class A Ordinary Shares that each Warrant Holders shall be entitled to purchase thereunder and assuming the exercise of the Warrants, if applicable) in accordance with the terms of the Restated Articles and this Agreement, among other things, each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and Class B Ordinary Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

1.4.                            Solely for the purposes of this Agreement, if applicable, each holder of Warrant Holder shall be deemed to be a Class A Shareholder owning that number of Class A Ordinary Shares, as set forth in the applicable Warrant, to be issued to such Class A Warrant Holder assuming the exercise by such Warrant Holder of the applicable Warrant, and such Class A Ordinary Shares shall be deemed to be issued and outstanding solely for such purposes, as applicable.

2.                                      INFORMATION RIGHTS; BOARD REPRESENTATION.

2.1.                            Information and Inspection Rights.

(a)                                 Delivery of Financial Statements and Other Information. The Group Companies shall deliver to each of Diviner Limited(“Dehui”), Ctrip, Legend and Ikaria (so long as it holds any Shares of the Company), the following documents or reports:

(i)                                     within ninety (90) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows (if applicable) for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by an internationally reputable firm of independent certified public accountants acceptable to the Majority Shareholders, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in accordance with the Accounting Standards consistently applied throughout the period;

(ii)                                  within thirty(30) days of the end of each of the first three fiscal quarters, a consolidated unaudited income statement and statement of cash flow (if applicable) for such quarter and a consolidated balance sheet for the Company as of the end of such quarter, and a management report including a comparison of the financial results of such quarter with the corresponding quarterly budget, all prepared in accordance with the Accounting Standard consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes), and certified by the chief financial officer of the Company;

(iii)                               within twenty (20) days after the end of each month, a consolidated unaudited income statement and statement of cash flows (if applicable) for such month and a consolidated balance sheet for the Company as of the end of such month, an operation report, bank statements, and a comparison of the financial results of such month with the corresponding monthly budget, all prepared in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes), and certified by the chief financial officer of the Company;

(iv)                              an annual budget and operating plan, which shall be approved by the Board, no later than the fifteenth (15th) day prior to the first day of each fiscal year, setting forth: the projected detailed budgets, balance sheets, income statements and statements of cash flows (if applicable) during such fiscal year of each Group Company; any dividend or distribution projected to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; and all other material and major matters relating to the operation, development and business of the Group Companies;

(v)                                 within five (5) days after the end of each quarter, an up-to-date capitalization table of the Group Companies setting forth the holders of the Equity Securities of the Group Companies, certified by the chief executive officer (the “CEO”) of the Company; and

(vi)                              as soon as practicable, any other information reasonably requested by Dehui, Ctrip, Legend or Ikaria (so long as it holds any Shares of the Company), including but not limited to, information on the financial, legal, business operation, business strategy, and corporate governance aspects of the Group; provided that the Company shall not be obligated to provide information that, in the reasonable opinion of the CEO of the Company, constitutes trade secrets or similar confidential information of the Group Company, or would or may cause any material adverse impact on the business, operation or prospects of the Group Company.

(b)                                 Inspection Rights. The each holder of the Class A Ordinary Shares and Class B Ordinary Shares covenant and agree that each holder of at least five percent (5%) of the Ordinary Shares in the aggregate (calculated on an as converted basis) shall have the right, at its own expenses, to reasonably inspect facilities, properties, records and books of each Group Company at any time during regular working hours on reasonable prior notice to such Group Company and the right to discuss the business, operation and conditions of a Group Company with any Group Company’s directors, officers, employees and accountants, provided that, such inspection, discussion or visits shall not cause any adverse impact on the business or operation of any of Group Companies.

(c)                                  Legend (so long as it holds any Shares of the Company) shall have the right to, at its own expense, appoint an independent auditor to audit or review the periodic business operation of the Company, provided that such audit or review shall not cause any adverse impact on Qualified IPO or the business or operation of any of Group Companies.

2.2.                            Board of Directors.

(a)                                 Members of the Board. The Restated Articles shall provide that the Board of the Company shall consist of up to seven (7) members, which number of members shall not be changed except pursuant to an amendment to the Restated Articles, among which,

(i)                                     Dehui (upon its exercise of applicable Warrant it held, and so long as it holds no less than 15% of the Shares Company, calculated on an as converted and as diluted basis) shall be entitled to nominate and procure the removal of one (1) director (“Dehui Director”);

(ii)                                  Ctrip (upon its exercise of applicable Warrant it held, and so long as it holds any Shares of the Company) shall be entitled to nominate and procure the removal of one (1) director (“Xiecheng Director”);

(iii)                               Legend (upon its exercise of applicable Warrant it held, and so long as it holds any Shares of the Company) shall be entitled to nominate and procure the removal of one (1) Director (“Legend Director”, together with Dehui Director and Xiecheng Director, the “Investor Directors”, each an “Investor Director”); and

(iv)                              the Founder Holdcos shall be entitled to nominate and procure the removal of four (4) Directors (the “Founder Directors”) including the chairman of the Board.

(b)                                 Election and Removal of Board Members. Each shareholder of the Company that is a party to this Agreement also agrees to vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) each director appointed pursuant to Section 2.2 may be elected to the Board; (ii) no director elected pursuant to Section 2.2 may be removed from office unless the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 2.2 approves in writing or is no longer so entitled to designate or approve such director or occupy such Board seat; and (iii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.2 shall be filled pursuant to the provisions of Section 2.2. Each shareholder of the Company that is a party to this Agreement agrees to execute any written consents required to effectuate the obligations of this Section 2.2, and the Company agrees at the request of any shareholder entitled to designate Directors pursuant to Section 2.2 to call a meeting or a class meeting of shareholders for the purpose of electing Directors.

(c)                                  Notwithstanding the foregoing, the chairman of the Board shall have the right to decide at his/her sole discretion that for the best interest of the Company any individual designated or appointed pursuant to this Section 2.2 shall not or is inappropriate to serve as a director on the Board. Under such circumstance, the Shareholder appointing or designating such individual shall appoint or designate another individual to the Board. For the avoidance of doubt, the chairman of the Board has the right to exercise such right until a suitable director is appointed to the Board by a Shareholder.

(d)                                 The Board, subject to Section 5 hereof, with a majority of the affirmative votes of the Board of Directors of the Company, shall have the right to decide: (i) the appointment or removal of, and approval of the remuneration package for CEO of the Company; (ii) the adoption of the ESOP, and number of Shares to be reserved under such ESOP. The CEO shall have the right to decide, among other things, the implementation of the ESOP, including but not limited to the scope of the optionees, the number of options to be issued to the optionees and the relevant date of the implementation of the ESOP.

(e)                                  Board Meeting. The Company shall hold no less than one (1) Board meeting during each year unless the Board otherwise approves. A meeting of the Board shall only proceed where there are present (whether in person or by proxy or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) more than half of Directors then in office, which shall include at least one (1) Investor Director (in person or by proxy), and the Parties shall cause the foregoing to be the quorum requirements for the Board. A notice which includes the business to be determined at the board meeting, the proposed date and revenue of the board meeting shall be sent to the Directors at least ten (10) days prior to the applicable board meeting. Only the business outlined in such notice to the Directors shall be determined at the meeting.

(f)                                   Expense. The Company will promptly pay or reimburse each non-employee Board member for all reasonable out-of-pocket expenses (with respect to transportation and accommodation, to the extent such expenses incurred for transportation and accommodation in the PRC) incurred in connection with its attending board or committee (as applicable) meetings.

(g)                                  Director Liability Insurance. As soon as reasonably practicable following the QIPO, the Company shall, at the request of any Investor Director, purchase, and thereafter shall maintain, directors’ liability insurance on commercially reasonable and customary terms approved by the Board of the Company, in relation to any person who is a Director of the Company, against any liability asserted against the person and incurred by the person in that capacity, except to the extent otherwise agreed by such Investor Director.

2.3.                            Term. Unless otherwise provided in this Agreement, the provisions under this Section 2 (except for Section 2.2(g)) shall terminate immediately prior to the consummation of a Qualified IPO.

3.                                      RESTRICTION ON TRANSFERS.

3.1.                            Restriction on Transfers.

(a)                                 Restricted Transfer. Subject to Section 3.1(b) and Section 3.1 (c) below, none of the Shareholders shall directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Shareholder.

(b)                                 Permitted Transfer. Notwithstanding anything to the contrary, Engine Holdings Limited and Li Real Limited may freely Transfer up to 24,000,000 Shares in aggregate owned or held by it to Ctrip or Legend or any Person designated by it without any limitation. The Company shall update its register of members upon the consummation of any such permitted Transfer.

(c)                                  Transfer to Company Restricted Persons. Without the prior written approval of Founder Holdcos, none of the Shareholders may Transfer all or any Equity Securities of the Company now or hereafter owned or held by such Shareholder to a Company Restricted Person.

(d)                                 Legend.

Each existing or replacement certificate and the register of members representing the Equity Securities of the Company issued or hereafter issued shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as the related Equity Securities are no longer subject to this Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

3.2.                            Limitations to Restrictions on Transfer. Subject to the requirements of applicable Law, the restrictions under Section 3.1 shall not apply to (a) any sale or insurance of Equity Securities of the Company under or pursuant to a Qualified IPO, (b) Transfer of any Equity Securities of the Company now or hereafter held by any Founder Holdco or the beneficial owner thereof (collectively, “Founder Holders” and each a “Founder Holder”) to such Founder Holder’s parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of such Founder Holder or such Founder Holder’s parents, children, spouse for bona fide estate or tax planning purposes (as applicable), and (c) Transfer of any Equity Securities of the Company now or hereafter held by an Founder Holder pursuant to any equity incentive, purchase or participation plan that is duly approved pursuant to this Agreement or Restated Articles (each such transferee pursuant to clauses (b) and (c) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided, that (i) such Transfer is effected in compliance with all applicable Laws, (ii) such Transfer will not result in a change of Control of the Company, and (iii) respecting any transfer pursuant to clauses (b) and (c) above, each such Permitted Transferee shall assume the obligations of such Founder Holder under this Agreement with respect to the transferred Equity Securities.

3.3.                            Term. Unless otherwise provided in this Agreement, the provisions under this Section 3 shall terminate immediately prior to the consummation of a Qualified IPO.

4.                                      CONFIDENTIALITY AND NON-DISCLOSURE.

4.1.                            The terms and conditions of this Agreement (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except that (i) each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, or may disclose any of the Confidential Information to any Person in connection with Qualified IPO, in each case only where such Persons are under appropriate nondisclosure obligations; (ii) each Investor may disclose any of the Confidential Information to its Affiliates, fund manager and the employees thereof so long as such Persons are under the same nondisclosure obligations of the Investor as provided herein; and (iii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 4, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

4.2.                            The provisions of this Section 4 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including without limitation, any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by the Company and the Investors in respect of the transactions contemplated hereby.

5.                                      PROTECTIVE PROVISIONS AND OTHER ARRANGEMENTS.

5.1.                            Regardless of anything else contained herein or in the Restated Articles, subject to Section 5.2, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the holders of two thirds of the Shares then held by Dehui, Ctrip, Legend and Ikaria in advance. For the avoidance of doubt, this Section 5.1 shall not apply to the corporate restructuring of the Group Companies contemplated under the Restructuring Documents:

(a)                                 amendment of the memorandum and articles of the Company (for the avoidance of doubt, other than such amendment to the rights, privileges or powers of Dehui, Ctrip, Legend or Ikaria in any of the Restated Articles or other Charter Documents that shall automatically terminate immediately prior to the consummation of a Qualified IPO pursuant to this Agreement; and other than such amendment to the memorandum and articles of the Company that shall take effect immediately prior to the consummation of a Qualified IPO);

(b)                                 the appointment or removal of the auditor of the Company;

(c)                                  any sale, transfer, pledge or other disposal of the Equity Securities of the Company held by the Founder Holdcos to any third party, except for such sale, transfer, pledge or other disposal pursuant to this Agreement or the Restated Articles;

(d)                                 any sale, transfer or disposal of more than 50% of the assets of the Group Companies to any third party or any transfer or license to third party(ies) of major technology or intellectual property of the Group Companies, outside the ordinary course of business of any Group Company;

(e)                                  any repurchase or redemption of any Equity Security of the Company other than (i) the repurchase or redemption of Ordinary Shares by the Company at no more than the original purchase price from terminated employees, officers or consultants in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board, and (ii) the repurchase or redemption of the Shares pursuant to this Agreement or the Restated Articles;

(f)                                   any declaration of dividend by the Company;

(g)                                  adoption of new ESOP of the Company, other than for such ESOP approved by the Investors or their Affiliates in advance or pursuant to the agreements entered into by the Investors or their Affiliates in connection with restructuring of any Group Company or Qualified IPO;

(h)                                 approval of the remuneration package for any member of the senior management of any Group Company at or above the level of vice president (except for the CEO of the Company);

(i)                                     the incurrence of any Lien on the Equity Securities of any Group Company, to the extend such Lien is major and material to the business and operation of the Group Companies, and outside of the annual budget;

(j)                                    any investment by any Group Company in any other Person in excess of (A) RMB1,000,000 in any field not in the principal business of the Group Companies, or (B) RMB20,000,000 in any field in the principal business of the Group Companies; and

(k)                                 any major related transaction of the Company in excess of RMB1,000,000.

5.2.                            Term. The provisions under this Section 5 shall terminate immediately prior to the consummation of (i) a Qualified IPO; or (ii) the First Filing, whichever shall first occur.

6.                                      GENERAL PROVISIONS.

6.1.                            Termination. This Agreement shall terminate upon mutual consent of the Parties hereto, and any right of a Party set forth hereunder shall cease if such Party no longer holds, directly or indirectly, any Equity Securities of the Company. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement.

6.2.                            Transfer of Rights. The rights of the parties hereto are not assignable to any transferee or assignee, of any shares of the Company held by such party unless otherwise provided in this Agreement, provided that, the rights of Legend hereunder are fully assignable to its Affiliate, conditioned upon signing the joinder substantially in form attached hereto as Exhibit A (the “Joinder For Share Transfer”). Each of the Shareholders of the Company agrees that in the event that it transfers any shares in accordance with the terms of this Agreement, it shall procure that the transferees of its shares to execute the Joinder For Share Transfer.

6.3.                            Additional Parties. Notwithstanding anything to the contrary contained herein, if the Company issues additional Shares after the date hereof to Person, as a condition to the issuance of such Shares, the Company shall require that any such recipient of Shares becomes a party to this Agreement by executing and delivering a joinder substantially in form attached hereto as Exhibit B agreeing to be bound by and subject to this Agreement as Shareholder hereunder, and such Person shall thereafter be deemed a Shareholder for all purposes under this Agreement (in the event that Dehui becomes a party to this Agreement, it shall also be deemed as an Investor hereunder), without any action or consent by the Shareholders.

6.4.                            Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

6.5.                            No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.6.                            Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.7.                            Governing Law. This Agreement shall be governed by and construed under the Laws of Cayman Islands, without regard to principles of conflict of laws thereunder.

6.8.                            Dispute Resolution.

(a)                                 Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)                                 The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. The claimants in the Dispute shall nominate one (1) arbitrator and the respondents in the Dispute shall nominate one (1) arbitrator. The HKIAC Council shall appoint the third arbitrator, who shall serve as the presiding arbitrator.

(c)                                  The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(d)                                 The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(e)                                  Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(f)                                   During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

6.9.                            Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule II hereto (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

6.10.                     Further Covenants. In the event no Qualified IPO occurs by December 31, 2021 (or any other date pursuant to Framework Agreement), to the extent permitted by Laws, each of the Parties shall use its best efforts to amend this Agreement and the Restated Articles to reflect the rights and privileges of each Investor (so long as it holds any Shares of the Company) as provided in the Onshore Shareholder Agreement This Section 6.10 shall terminate immediately prior to the consummation of a Qualified IPO.

6.11.                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and emailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

6.12.                     Entire Agreement. This Agreement, the Restated Articles and Investment Agreements contain the entire understanding among the Parties, supersedes any prior or contemporaneous written or oral agreements, understandings and representations between the Parties respecting the subject matter contained in this Agreement, and merges all prior negotiations concerning such subject matter into this Agreement.

6.13.                     Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Company:	Atour Lifestyle Holdings Limited

	By:	/s/ Wang Haijun
	Name:	Wang Haijun (王海军)
	Title:	Director

Signature Page to Shareholders Agreement

Atour Lifestyle Holdings Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Founder Holdco:	Sea Pearl Worldwide Holding Limited

	By:	/s/ Wang Haijun
	Name:	Wang Haijun (王海军)
	Title:	Director

Signature Page to Shareholders Agreement

Atour Lifestyle Holdings Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Founder Holdco:	Li Real Limited

	By:	/s/ Chen Jun
	Name:	Chen Jun (陈军)
	Title:	Director

Signature Page to Shareholders Agreement

Atour Lifestyle Holdings Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Founder Holdco:	Engine Holdings Limited

	By:	/s/ Rui Xining
	Name:	Rui Xining (芮习宁)
	Title:	Director

Signature Page to Shareholders Agreement

Atour Lifestyle Holdings Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Shareholder:	GLV Holding Limited

	By:	/s/ Jin Li
	Name:	Jin Li
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Investors:	Ikaria Hotel Investment Holding Limited

	By:	/s/ Andrew Hong Teoh
	Name:	Mr. Andrew Hong Teoh
	Title:	Director

Signature Page to Shareholders Agreement

Atour Lifestyle Holdings Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Investors:	TRIP.COM TRAVEL SINGAPORE PTE. LTD

	By:	/s/ Ooi Chee Teong
	Name:	Ooi Chee Teong
	Title:	Director

Signature Page to Shareholders Agreement

Atour Lifestyle Holdings Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Investors:	上海印奈企业管理合伙企业（有限合伙）

	By:	/s/ Zhou Hongbin
	Name:	Zhou Hongbin
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Investors:	上海颐楠企业管理合伙企业（有限合伙）

	By:	/s/ Zhou Hongbin
	Name:	Zhou Hongbin
	Title:	Director